EXHIBIT 99.4

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	JUNE 30,	SEPTEMBER 30,
	2011	2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$113,075	$ 180,523
Accounts receivable	106,879	96,463
Income tax receivable	2,835	16,052
Inventories of materials and supplies	56,404	52,749
Prepaid expenses and deferred costs	1,998	14,207
Total Current Assets	281,191	359,994

NET PROPERTY AND EQUIPMENT	1,813,674	1,343,961

LONG TERM ASSETS:
Other receivables	15,799	15,799
Deferred costs and other assets	16,032	4,686
	31,831	20,485
	$2,126,696	$ 1,724,440

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$37,863	$ 37,192
Accrued liabilities	26,684	25,368
Income tax payable	6,117	26,367
Deferred credits	33,834	4,533
Total Current Liabilities	104,498	93,460

LONG-TERM DEBT	400,000	230,000

LONG TERM LIABILITIES:
Deferred income taxes	10,028	10,845
Deferred credits	8,857	2,919
Other	24,629	17,082
	43,514	30,846

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock, no par value;
1,000 shares authorized, none outstanding	-	-
Common stock, $1 par value, 90,000 shares
authorized with 64,846 and 64,443 issued
and outstanding at June 30, 2011
and September 30, 2010, respectively	64,846	64,443
Paid-in capital	142,495	133,095
Retained earnings	1,371,343	1,172,596
Total Shareholders' Equity	1,578,684	1,370,134
	$2,126,696	$ 1,724,440